UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

EVERGREEN RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1

On May 4, 2004, Pioneer Natural Resources Company (“Pioneer”) and Evergreen Resources, Inc. (“Evergreen”) announced that their boards of directors have approved a strategic merger in which Evergreen will become a subsidiary of Pioneer and Evergreen Shareholders will receive new shares of Pioneer common stock and cash.  Set forth below are (i) the text of the joint press release issued by Pioneer and Evergreen on May 4, 2004, announcing the proposed merger, and (ii) slides presented at a joint webcast conference call held by Pioneer and Evergreen on May 4, 2004, in connection with the proposed merger.

# # # # #

2

NEWS RELEASE

Pioneer and Evergreen Announce $2.1 Billion Merger

Dallas, Texas, May 4, 2004 — Pioneer Natural Resources Company (“Pioneer”) (NYSE:PXD) and Evergreen Resources, Inc. (“Evergreen”) (NYSE:EVG) today announced that their boards of directors have approved a strategic merger valued at approximately $2.1 billion, in which Evergreen will become a subsidiary of Pioneer and Evergreen shareholders will receive new shares of Pioneer common stock and cash.  Pioneer Natural Resources Company will continue to be headquartered in Dallas, and will retain Evergreen’s Denver offices as its base of operations in the Rockies.

“Evergreen’s long-lived natural gas reserves are a perfect fit with our vision to expand our premier asset foundation in North America to further anchor our growing exploration and international portfolio.  We are harvesting a portion of the strong returns from our deepwater Gulf of Mexico exploration success to reinvest in enhancing our long-lived North America asset foundation and expanding our inventory of low-risk development drilling locations,” stated Scott D. Sheffield, Pioneer’s Chairman and CEO.

“We believe this merger provides an attractive opportunity to realize the value of our long-lived natural gas assets and provide exposure for our shareholders to high-impact exploration projects.  Pioneer has also consistently demonstrated its ability to manage technology-intensive, statistical development projects.   This merger is a great fit for our employees and shareholders.  Pioneer’s entrée into the Rockies adds another quality operator that will pay particular attention to the environmentally-responsible operating techniques that this region demands, continuing Evergreen’s unique business model and philosophy of doing it right.  Our corporate cultures and attitudes toward value creation and community enrichment are extremely complementary,” added Mark Sexton, Evergreen’s Chairman and CEO.

Strategic Benefits

•                  Creates new core area with some of the best long-lived gas assets in North America

•                  Provides low-risk drilling opportunities to balance Pioneer’s drilling program

•                  Adds unconventional gas expertise to leverage in other plays

•                  Leverages expertise in statistical plays

•                  Leverages expertise in lower-pressure gas gathering systems

•                  Adds substantial Rockies acreage position in key growth basins

•                  Enhances Canadian asset portfolio

•                  Accretive to free cash flow per share in 2005 (cash flow less maintenance capital)

Pioneer has had significant success with its model of using its long-lived foundation assets that generate superior free cash flow to invest in a balanced portfolio of opportunities.  Pioneer’s strategy of deploying a portion of free cash flow to high-impact, high-return exploration and acquisitions has paid off, allowing the Company to harvest a portion of the cash flow from its high-return success to invest in Evergreen’s assets.  These assets will expand Pioneer’s long-lived foundation and add a new core area with a significant inventory of low-risk drilling opportunities to rebalance Pioneer’s portfolio and provide additional free cash flow for future growth.

Evergreen is one of the leading developers of coal bed methane reserves in the United States.  The addition of Evergreen’s reserves will increase Pioneer’s proved reserves by approximately one-third, essentially all North American natural gas.  Evergreen’s year-end proved reserves of approximately 1,495 billion cubic feet of natural gas equivalents (“Bcfe”) are concentrated in two Rockies basins, Raton (94%) and Piceance/Uintah (4%), and in southern Canada (2%).  Evergreen’s proved reserves are audited by Netherland, Sewell & Associates, Inc., a third-party reserve engineering firm.  The fields have extensive opportunities to extend proved reserves with an additional 890 Bcfe of identified probable reserves, the predominance of which are in its Rockies fields.

The acquisition cost for current proved reserves is estimated to be $1.40 per thousand cubic feet of natural gas equivalent (“Mcfe”). Full-cycle finding and development cost, including the acquisition cost and future development costs to convert proved undeveloped and probable reserves to proved developed producing reserves, is expected to be approximately $1.22 per Mcfe.  The transaction adds over 2,000 low-risk onshore U.S. drilling locations and at least eight years of low-risk production growth.

Evergreen produced 127 million cubic feet of natural gas equivalent per day (“Mmcfepd”) in 2003, is currently producing approximately 150 Mmcfepd and expects to average approximately 160 Mmcfepd during 2004.  Production from Evergreen’s assets is expected to double by 2008.

“Evergreen’s focused strategy and quality long-lived properties in the Rockies will establish the ideal new core area for Pioneer, in line with our strategy of building a stable foundation with excess cash flow to invest in high-return opportunities.  Assuming that the merger is completed at the end of the third quarter, we expect 2004 production to range from 70 to 73 million barrels of oil equivalent, with growth of 10% to 15% anticipated in 2005,” stated Scott Sheffield.

Over the past five years, Evergreen has posted 36% compound average growth in production with five-year average reserve replacement of over 800%.  Evergreen’s five-year average finding and development cost is $0.49 per Mcfe.  Evergreen has a large low-risk drilling inventory with less than 50% of the potential drilling locations in the Raton Basin having been developed and approximately 1,500 identified potential drilling locations.  Evergreen’s position in the Piceance and Uintah Basins adds additional potential, holding more than 350 identified potential drilling locations on approximately 220,000 net acres.

Evergreen’s reserves-to-production ratio is one of the longest in the industry at approximately 32 years.  Due to the long-lived nature of the proved reserves, the capital required to replace Evergreen’s annual production is minimal, estimated at approximately 15% of their projected 2004 cash flow.  With pipeline capacity to transport Rockies production to Mid-Continent gas markets, Evergreen has significantly enhanced its cash margins.

Evergreen’s position in the Western Canadian Sedimentary Basin covers approximately 100,000 net acres.  All of the production to date is from conventional and tight sand gas development, and Evergreen plans to drill wells during 2004 to test the area’s coal bed methane potential.

In order to protect the economics of the merger, Evergreen has agreed to place new natural gas swaps totaling 75% of its estimated production through the end of 2005.  The 2004 hedging program has been completed, and, to date, Evergreen has 25% of its 2005 production hedged at a NYMEX-equivalent price of approximately $5.62 per Mcfe.

Combined Company

•                  Based on December 31, 2003 audited reserve estimates, proved reserves of 1,038 million barrels oil equivalent or 6.2 trillion cubic feet natural gas equivalent – 59% natural gas and 86% located in North America

•                  Over two billion barrels of net unrisked potential

•                  Current production of approximately 838 Mmcfpd of natural gas and 71 thousand barrels of liquids per day

•                  Reserves to production ratio of 16 years

•                  Highly concentrated foundation assets with extensive inventory of development drilling locations

•                  High-potential exploration program in deepwater Gulf of Mexico, Alaska, North Africa and West Africa

•                  Debt to book capitalization of approximately 45% by year end, targeting 40% or lower by the end of 2005

Pioneer has added gas swaps increasing total North American hedge volumes to approximately 25% of production at a NYMEX-equivalent price of $5.62 per Mcf.  Additional hedges are expected to be implemented to achieve the Company’s debt reduction targets.

Merger Agreement

Under the Agreement and Plan of Merger dated May 3, 2004, holders of 44 million shares of Evergreen common stock will have the right to receive an aggregate of 25 million shares of Pioneer common stock (with related stockholder rights) and a total of $850 million in cash.  This represents a price per Evergreen share of $39.00 (based on Pioneer’s last reported sale price on May 3, 2004, of $33.52 per share).  Holders of Evergreen common stock will have the option to elect among three types of consideration for a share of Evergreen common stock:  (1) 1.1635 shares of Pioneer common stock; (2) $39.00 cash; or (3) 0.58175 shares of Pioneer common stock and $19.50 in cash.  Evergreen stockholders who do not make an election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash per Evergreen share.  All holders of unvested restricted stock under Evergreen’s stock-based employee plans will be deemed to have elected to receive Pioneer common stock.  Holders who elect all stock consideration or all cash consideration (other than holders of unvested restricted stock) will be subject to allocation of the stock and cash so that the aggregate amounts of stock and cash will be as set forth in the first sentence of this paragraph.

In addition, Evergreen will seek to sell its Kansas assets before the closing date of the merger.  The merger agreement provides for an additional cash payment to Evergreen shareholders equal to the greater of:  (1) $.35 per share (approximately $15 million) as consideration from Pioneer for the Kansas properties in the merger, or (2) the gross proceeds less transaction costs from the sale of the Kansas properties to a third party that closes before the closing date of the merger.

Pioneer anticipates exercising the accordion feature on its existing $700 million senior credit facility in order to increase the size of the facility to $1 billion.  Pioneer has entered into an agreement pursuant to which JPMorgan Chase Bank will initially underwrite a $900 million, 364-day senior unsecured revolving credit facility for acquisition financing and to enhance liquidity.

Effective at the completion of the merger, two of Evergreen’s directors—Mark S. Sexton and Andrew D. Lundquist—will join Pioneer’s board of directors.  Mr. Sexton will be a Class I director (term expiring at Pioneer’s annual meeting of stockholders in 2007) and Mr. Lundquist will be a Class III director (term expiring at Pioneer’s annual meeting of stockholders in 2006).

Concurrently with the signing of the merger agreement, Dennis R. Carlton and Kevin R. Collins each entered into a consulting and non-competition agreement with Pioneer which will be effective upon the closing of the merger.  In addition, Mark S. Sexton entered into a non-competition agreement with Pioneer.  The non-competition agreements for all three prohibit them from competing against Pioneer in the Raton Basin for a period of one year after the merger.

The merger is subject to approval at meetings of the stockholders of Evergreen and Pioneer.  The merger was approved by the transaction committee and the board of directors of Evergreen and was approved by the board of directors of Pioneer (with all directors voting in favor, except Scott D. Sheffield, who did not participate and did not vote because he is a director of both Pioneer and Evergreen).

The merger is subject to customary conditions, including approval of listing of the Pioneer shares to be issued in the merger on the New York Stock Exchange and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The merger agreement may also be terminated in certain circumstances, including if Evergreen receives and decides to accept an unsolicited, superior offer.  The merger is expected to be completed in the second half of 2004.

J.P. Morgan Securities Inc. acted as financial advisor to Pioneer, and Citigroup Global Markets, Inc. acted as financial advisor to Evergreen in connection with the merger transaction.

Investor Conference Call

This morning at 11:00 a.m. Eastern, Pioneer and Evergreen will host a conference call to discuss  the merger with an accompanying presentation.  The call will be webcast on Pioneer’s website, www.pioneernrc.com.  At the website, select ‘INVESTOR’ at the top of the page.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Alternately, you may dial (888) 855-5428 (confirmation code: 793014) to listen to the call via the telephone and view the accompanying visual presentation at the website above.  A telephone replay will be available by dialing (888) 203-1112: confirmation code: 793014.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Gabon, South Africa and Tunisia.  Pioneer’s headquarters are in Dallas.  For more information, visit Pioneer’s website at www.pioneernrc.com.

Evergreen is an independent energy company engaged primarily in the exploration and development of unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States with current operations primarily focused on developing and expanding gas reserves in the Raton Basin in southern Colorado.  Evergreen’s headquarters are in Denver.  For more information, visit Evergreen’s website at www.evergreengas.com.

Legal Information

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions.  Forward-looking statements relating to expectations about future results or events are based upon information available to Pioneer and Evergreen as of today’s date, and neither Pioneer nor Evergreen assumes any obligations to update any of these statements.  The forward-looking statements are not guarantees of the future performance of Pioneer, Evergreen or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although Pioneer and Evergreen have signed an agreement for a subsidiary of Pioneer to merger with Evergreen, there is no assurance that they will complete the proposed merger.  The merger agreement will terminate if the companies do not receive necessary approval of each of Pioneer’s and Evergreen’s stockholders or government approvals or fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Evergreen into Pioneer’s business, and each company’s ability to compete in the highly competitive oil and gas exploration and production industry.  The revenues, earnings and business prospects of Pioneer and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer’s ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are identified from time to time in Pioneer’s SEC reports and public announcements.

The proposed merger will be submitted to each of Pioneer’s and Evergreen’s stockholders for their consideration, and Pioneer will file with the SEC a registration statement containing the joint proxy statement–prospectus to be used by Pioneer to solicit approval of its stockholders to issue additional stock in the merger and to be used by Evergreen to solicit the approval of its stockholders for the proposed merger.  Pioneer will also file other documents concerning the proposed merger.  You are urged to read the registration statement and the joint proxy statement–prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the joint proxy statement–prospectus including the registration statement, as well as other filings containing information about Pioneer at the SEC’s Internet Site (http://www.sec.gov). Copies of the joint proxy statement–prospectus can also be obtained without charge, by directing a request to: Pioneer Natural Resources Company, Susan Spratlen, 5205 N. O’Connor Blvd., Suite 900, Irving, Texas 75039, or via telephone at 972-969-3583.

Pioneer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pioneer in connection with the proposed merger.  Evergreen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Evergreen in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement–prospectus regarding the proposed merger when it becomes available.

# # # # #

Exhibit 99.1

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

Pioneer Natural Resources

[GRAPHIC]

[LOGO]

Evergreen Resources

[LOGO]

Forward Looking Statements

Except for historical information contained herein, the statements in this Presentation are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, and the business prospects of Pioneer Natural Resources Company, are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements.  These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer’s ability to replace reserves, implement its business plans or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism.  These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. This Presentation does not constitute an offer of any securities for sale.

Pioneer Natural Resources	Evergreen Resources

Agenda

•                  Strategic Rationale

•                  Pioneer Pro Forma

•                  Transaction Summary

•                  Financial Review

•                  Conclusions

Strategic Rationale

Pioneer Model

[GRAPHIC]

Sustain above average growth in per share value

•                  Long-lived foundation assets

•                  Lower maintenance capital

•                  Superior free cash flow

•                  Balanced portfolio of opportunities

•                  Low-risk to higher-risk

•                  Near-term to long-term

•                  Domestic to international

•                  Investment decisions driven by value creation potential

Pioneer Strategy

[GRAPHIC]

•                  Moderate low-risk growth from onshore foundation assets

•                  Deploy portion of free cash flow to high-impact high-return exploration and acquisitions

•                  Harvest portion of cash flow from high-return exploration successes to rebalance portfolio with additional long-lived assets

•                  New foundation assets add low-risk drilling opportunities, provide additional free cash flow

Pioneer Strategy in Action

(Pre-Merger)

$1.0 to $1.2 billion of excess cash flow

[CHART]

•                  Top quartile stock performance for past 3 & 5 years

•                  Top quartile leader in F&D cost for past 3 & 5 years

•                  Organic production growth of 36% in 2003

•                  Expect organic production growth of 15% - 25% in 2004

•                  Upgraded to Investment Grade status in March 2004

•                  $1.0 to $1.2 billion of excess cash flow over next two years to reload lower-risk long-lived onshore base

Reloading Lower-Risk Onshore Base

(MBOE/D)

[CHART]

•                  Over time, production profile shifts to more risky projects

[CHART]

•                  Rebalances production profile adding low-risk growth to base

Why Evergreen?

[GRAPHIC]

•                  Best long-lived gas asset onshore North America

•                  Provides low-risk opportunities to balance Pioneer’s drilling program

•                  Compatible technical expertise and cultures

•                  Adds unconventional gas (CBM) expertise that can be leveraged in other plays

•                  Leverages expertise with:

•                  Statistical plays

•                  Fracture stimulation technology

•                  Lower-pressure gas gathering systems

•                  Substantial Rockies acreage position in key growth basins

Relative Stock Price Performance

[CHART]

Impact to Pioneer

•                  Adds 2.4 TCFE of proved and probable North America gas reserves at acquisition cost plus future development costs of $1.22 per MCFE

•                  Adds 1.5 TCFE of proved reserves at an acquisition finding cost of $1.40 per MCFE

•                  Adds ~900 BCFE of low-risk probable reserves

•                  Adds 2,000+ low-risk drilling locations in new core area

•                  Adds eight years of low-risk production growth from current drilling locations

•                  Accretive to free cash flow per share in 2005

•                  Increases North America reserves from 81% to 86%

•                  Increases natural gas reserves from 46% to 59%

•                  Creates new core area onshore U.S.

•                  Creates operating efficiencies and economies of scale

•                  Provides Denver office to access Rockies opportunities

•                  Enhances Canadian asset portfolio

Evergreen Asset Base

[GRAPHIC]

Proved reserves	1.5 TCFE
% operated	~100%
% natural gas	~100%
% North America	100%
2003 net average production	127 MMCFE/D
Current net daily production	150 MMCFE/D
R/P ratio	32 years
PDP R/P ratio	20 years
Net acreage position	1.8 million

Evergreen Reserve and Production Growth

Proved Reserves

[CHART]

Production

[CHART]

Future Growth Potential

[GRAPHIC]

•                  Large low-risk drilling inventory in Raton Basin

•                  Less than 50% drilled

•                  ~1,500 undrilled locations

•                  Over 360,000 net acres

•                  Only $30 to $40 million CAPEX per year needed to replace production

•                  Upside value in Piceance and Uintah basins and in Canada

•                  220,000 net acres in Piceance and Uintah

•                  100,000 net acres in Canada

•                  5 year average reserve replacement over 800%

•                  Industry leader in F&D cost  (source: Wachovia)

•                  5 year average F&D - $2.96 per BOE

•                  5 year average organic F&D - $1.98 per BOE

•                  Industry’s best recycle ratio (cash-on-cash return)

•           3 year average  4.4X (source: Wachovia)

Significant Reserve Upside Concentrated in Core Asset

[CHART]

•                  93% of proved undeveloped in Raton

•                  96% of probables in Raton

Pioneer Pro Forma

Pro forma reserves represent 12/31/03 reported volumes and
do not include future positive reserve adjustments to
conform the treatment of field fuel on a combined basis.

Pro Forma Production & Reserves*

Pro Forma Reserve Split 12/31/03

[CHART]

Pro Forma Production Split 2004E

[CHART]

[GRAPHIC]

•                  1,038 MMBOE or 6.2 TCFE of proved reserves

•                  Over 2 BBOE of unrisked net potential

•                  ~$7 billion enterprise value

•                  86% North America

•                  59% natural gas

•                  16 year R/P ratio

*NSA audited over 90% of combined reserves

Pro Forma Production Growth

[CHART]

*Assumes 09/30/04 Closing

Proved Reserves*

(MMBOE)

[CHART]

*  As of 12/31/03, pro forma for acquisitions and divestitures. Peer group data compiled by J.P. Morgan Securities Inc.

Total Reserves/Production Ratio*

(Years)

[CHART]

*  As of 12/31/03, pro forma for acquisitions and divestitures. Peer group data compiled by J.P. Morgan Securities Inc.

PDP Reserves/Production Ratio*

(Years)

[CHART]

*  As of 12/31/03, pro forma for acquisitions and divestitures. Peer group data compiled by J.P. Morgan Securities Inc.

Accretive to 2005 Free Cash Flow/Share

($ millions, except per share data)

	PXD	EVG	PXD PF
2005 DCF mid-point est.	$1,131	$217	$1,349

Replacement cost	$500-550	$35-45	$535-595

Free Cash Flow	$581-631	$172-182	$754-814

PXD shares (millions)	122	30	152

2005 Free Cash Flow per share	$4.76-$5.17	$5.73-$6.07	$4.96-$5.36

2005 Accretion			~4%

* Price assumptions: $32.07/BBL and $5.57/MCF

Transaction Summary

Transaction Terms

Transaction Consideration:	Evergreen’s common shareholders will receive:
• 0.58175 shares of Pioneer stock,
• $19.50 per share in cash and
• Cash equal to the greater of:
• $0.35 per share (~$15 million) as a consideration from Pioneer for the Kansas properties
• Net proceeds from the sale of the Kansas properties to a third party

Purchase Price per Share:	$39.35 (assuming Pioneer retains Kansas properties)

Transaction Structure:	Tax-free (Section 368a) Reorganization

Estimated Closing:	September / October

Conditions:	• Pioneer shareholder approval
• Evergreen shareholder approval
• Hart Scott Rodino approval

Termination Fee:	$35 million

Transaction Value

Transaction Value: ($ Millions)

Cash (1)	$890

Common Shares (2)	897

Minority Interest	5

Net Debt (3)	300

Total	$2,092

(1)                      Includes $30 million of estimated transaction costs

(2)                      Includes after-tax market value of in-the-money options

(3)                      Increased for estimated market value of convertible debt of $56 million and net of cash on hand of $56 million

Financial Review

Transaction Sources and Uses

($ Millions)

Sources
Credit Facility Borrowings	890

Pioneer Common Shares (1)	897

Net Debt/Minority Interest	305

$2,092

Uses
Equity Purchase Price (2)	1,787

Net Debt/Minority Interest	305

$2,092

(1)                      Pioneer shares issued to Evergreen shareholders

(2)                      43.7 million Evergreen shares at $39.35 plus after-tax value of in-the-money options and estimated transaction costs of $30 million

Preliminary Purchase Price Allocation

($ Millions)

Purchase Price
Equity purchase price ($19.85 + 0.58175 share of Pioneer)	$1,787
Minority interest	5
Net debt	300
Enterprise value	2,092
Plus other net liabilities	102
Plus other deferred income taxes	709
Total transaction value	$2,903

Value Allocation
Proved oil & gas properties	$2,246
Unproved oil & gas properties	419
Other assets	38
Goodwill	200
Total value of assets acquired	$2,903

Capital Structure Plans

•                              $100 million 4.75% convertible senior subordinated bonds will be merged into Pioneer Natural Resources Company and are assumed to remain outstanding until the December 2006 call date when they will convert to equity; no financial covenants !

•                              $200 million 5.875% senior subordinated bonds will be merged into Pioneer Natural Resources Company

•                        Remove subordination in exchange for same covenants on Pioneer’s 9-5/8% and 7-1/2% senior bonds

•                        Bonds will be pari passu with other bonds and be guaranteed by Pioneer Natural Resources USA, Inc.

•                              Exercise accordion feature on existing Pioneer credit facility to increase facility to $1 billion; increase commitment from existing bank group and/or add new banks

Acquisition Facility

Borrower:	Pioneer Natural Resources Company

Facility:	$900MM, 364-day senior unsecured revolving credit facility

Arranger:	JPMorgan Chase Bank

Guarantor:	Pioneer Natural Resources USA, Inc.

Facility Costs:	LIBOR + 100bps; 25bps commitment fee

Terms & Conditions:	Mirror Pioneer’s existing $700 million credit facility

Balance Sheet Management

•                              Debt reduction will be accomplished by utilizing free cash flow

•                        Target debt to book capitalization of approximately 45% by year-end 2004

•                        Target debt to book capitalization of 40% or lower by year-end 2005

•                  Goal is mid-Investment Grade credit rating

•                              Aggressive hedging program for both Pioneer’s and Evergreen’s 2004 and 2005 production will be implemented to achieve debt reduction target

Commodity Hedging Plans

•                              Commodity Risk Plan

•                        Adding hedges to protect 2004 & 2005 cash flow, thereby ensuring debt reduction targets

•                        Implementation commenced prior to announcing transaction

•                        Utilizing swaps with highly rated financial institutions as counterparties

•                              Execution Status

•                        Evergreen has hedged ~25% of 2005 production

•                        Evergreen will increase hedges to total ~75% of 2004 and 2005 production

•                        Pioneer has added hedges to total ~25% of 2005 North American gas production

Hedge Positions

	Q2 - Q4 2004	2005	2006	2007	2008
Oil
Daily Production:
Swaps
Volume (BBL)	17,309	17,000	5,000	1,000	5,000
NYNEX price	$25.50	$24.93	$26.19	$26.00	$26.09
Pending Hedges
Volume	10,000	10,000	—	—	—
NYMEX price	$35.10	$31.94	—	—	—

Gas
Daily Production:
Pioneer Swaps
Volume (MCF)	280,000	144,904	70,000	20,000	—
NYMEX price*	$4.20	$5.00	$4.25	$3.75	—
Evergreen Swaps
Volume	117,451	40,000	—	—	—
NYMEX price*	$4.95	$5.62	—	—	—
Pending Hedges
Volume	30,000	90,000	—	—	—
NYMEX price	$6.35	$5.78	—	—	—

* Approximate, based on historical differentials to index prices

Conclusions

Conclusions and Next Steps

•                              Reinvesting excess cash flow from recent exploration successes in legacy, long-lived North America gas reserves

•                              Gaining new core area with multi-year inventory for future production growth

•                              Balancing Evergreen’s inventory of low-risk gas development projects with high-impact, higher-risk exploration or international projects

•                              Providing upside in Piceance and Uintah Basins and Canada

•                              Accretive to free cash flow per share in 2005

Two-team, two-day road show to begin Monday, May 10

The proposed merger will be submitted to each of Pioneer’s and Evergreen’s stockholders for their consideration, and Pioneer will file with the SEC a registration statement containing the joint proxy statement–prospectus to be used by Pioneer to solicit approval of its stockholders to issue additional stock in the merger and to be used by Evergreen to solicit the approval of its stockholders for the proposed merger.  Pioneer will also file other documents concerning the proposed merger.  You are urged to read the registration statement and the joint proxy statement–prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the joint proxy statement–prospectus including the registration statement, as well as other filings containing information about Pioneer at the SEC’s Internet Site (http://www.sec.gov). Copies of the joint proxy statement–prospectus can also be obtained without charge, by directing a request to: Susan Spratlen; 5205 N. O’Connor Blvd, Suite 900, Irving, Texas 75039; 972-969-3583

Pioneer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pioneer in connection with the proposed merger.  Evergreen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Evergreen in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement–prospectus regarding the proposed merger when it becomes available.

# # # # #

Legal Information

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to Pioneer and Evergreen as of today’s date, and neither Pioneer nor Evergreen assumes any obligations to update any of these statements.  The forward-looking statements are not guarantees of the future performance of Pioneer, Evergreen or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although Pioneer and Evergreen have signed an agreement for a subsidiary of Pioneer to merge with Evergreen, there is no assurance that they will complete the proposed merger.  The merger agreement will terminate if the companies do not receive necessary approval of each of Pioneer’s and Evergreen’s stockholders or government approvals or fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Evergreen into Pioneer’s business, and each company’s ability to compete in the highly competitive oil and gas exploration and production industry.  The revenues, earnings and business prospects of Pioneer, Evergreen and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer’s and Evergreen’s ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are identified from time to time in Pioneer’s and Evergreen’s SEC reports and public announcements.

The proposed merger will be submitted to each of Pioneer’s and Evergreen’s stockholders for their consideration, and Pioneer will file with the SEC a registration statement containing the joint proxy statement—prospectus to be used by Pioneer to solicit approval of its stockholders to issue additional stock in the merger and to be used by Evergreen to solicit the approval of its stockholders for the proposed merger.  Pioneer will also file other documents concerning the proposed merger.  You are urged to read the registration statement and the joint proxy statement—prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the joint proxy statement—prospectus including the registration statement, as well as other filings containing information about Evergreen at the SEC’s Internet Site (http://www.sec.gov). Copies of the joint proxy statement—prospectus can also be obtained, without charge, by directing a request to: (i) Evergreen Resources, Inc., John B. Kelso,  1401 17th Street, Suite 1200, Denver, Colorado 80202, or via telephone at 303-298-8100 or (ii) Pioneer Natural Resources Company, Susan Spratlen, 5205 N. O’Connor Blvd., Suite 900, Irving, Texas 75039, or via telephone at 972-969-3583.

Evergreen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Evergreen in connection with the proposed merger. Pioneer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pioneer in connection with the proposed merger.  Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement—prospectus regarding the proposed merger when it becomes available.